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                                                                Exhibit 99.1

[Euronet Logo]

                             N e w s R e l e a s e


Corporate Headquarters
4601 College Boulevard, Suite 300
Leawood, Kansas, 66211 USA
1-913-327-4200

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                                               For Immediate Release                        Date: September 17, 2002
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European Headquarters                      Media Contact:        Misti Keys         1-913-327-4257    mkeys@euronetworldwide.com
Alkotas utca 48-50, Alkotas Point          Investor Relations:   Serri Helm         1-913-327-4261    shelm@euronetworldwide.com
Budapest, Hungary 1123
36-1-224-4600
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           Euronet Anticipates a Reduction in Operating Profit for Q3
          And Announces the Signature of a Large Outsourcing Contract

LEAWOOD, KANSAS - September 17, 2002 -Euronet Worldwide, Inc. (Nasdaq:EEFT), a leading provider of secure electronic financial transactions solutions, today announced that based on current results for July and August and projections for the remainder of the quarter, its operating profit for Q3 will be between negative $500,000 and positive $100,000. This operating profit range is a reduction from the $953,000 operating profit reported in Q2 2002. The company expects strong revenue growth and improved operating profits in Q4 over Q3 2002. Historically, Q4 is the company's strongest quarter.

Euronet also announced the signature of another ATM outsourcing agreement with a large global financial institution. Once fully implemented, this five-year agreement will add 230 bank-owned, Euronet-driven ATMs to Euronet's network. This new outsourcing contract, when added to the three previously announced contracts with Bayerische Hypo-und Vereinsbank AG (HVB), ABK/USAID and Tatra Banka, will increase Euronet's annual outsourcing revenue by approximately 45% in 2003 as compared with annualized 2002 outsourcing revenue and will add between 414-520 bank-owned, Euronet-driven ATMs to Euronet's network. The company added necessary resources in Q3 to ensure proper support for these existing and future contracts. Upon full roll out of ATMs in accordance with contracted schedules, these contracts, jointly, are expected to provide revenue of approximately $5.8 million on an annualized basis. The name of the contracting bank under the agreement announced today remains undisclosed at the bank's request, but will be announced later this year.

Overall revenues for Q3 and the year 2002 remain within the range of guidance previously delivered by Euronet, although on the low end of the range. Processing Services revenues have remained strong in Q3 and are expected to increase over Q2 revenues by approximately $1.1 million. Further, UK revenues continue to increase, but at a reduced pace due to slower roll out of ATMs. Software revenues will fall as anticipated in Q3 compared to Q2 as a result of a $1 million reduction in one-time revenues from its license agreement with Alltel Information Systems.

In addition to the reduction in software revenue, increases in two principal expense categories contribute to lower operating profits this quarter. The first category, reflecting an incremental increase, is depreciation expense primarily associated with moving Euronet's European Operations Center to a new Budapest facility in August and roll out of ATMs (jointly approximately $250,000). The second category

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with an increase is SG&A expense resulting from new hires in the sales, support, and implementation areas (approximately $215,000) in addition to new markets (approximately $155,000). Total Q4 expenses for new markets are expected to be approximately $360,000.

The new processing center includes state-of-the-art fire suppression, power back-up and security systems. Additionally, Euronet is maintaining an offsite backup location in Budapest for its disaster recovery program. The company believes these infrastructure investments add substantially to the credibility of its outsourcing capabilities, both now and in the future.

About Euronet Worldwide

Euronet Worldwide is an industry leader in providing secure electronic financial transaction solutions. The company offers financial payment middleware, financial network gateways, outsourcing and consulting services to financial institutions and mobile operators. These solutions enable their customers to access personal financial information and perform secure financial transactions -- any time, any place. The company has processing centers located in the United States, Europe and Asia, and owns and operates the largest independent ATM network in Europe. With corporate headquarters in Leawood, Kansas, USA, and European headquarters in Budapest, Hungary, Euronet serves more than 200 clients in 60 countries. Visit our web site at www.euronetworldwide.com

Any statements contained in this news release which concern the company's or management's intentions, expectations, or are predictions of future performance, including without limitation the estimates of revenues and operating profit indicated above, are forward-looking statements. Euronet's actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including: delays in contract implementation, disputes with contracting parties, higher than anticipated implementation costs and market factors beyond Euronet's control. These risks and other risks are described in the company's periodic filings with the Securities and Exchange Commission, including but not limited to Euronet's Form 10-Q for the period ended June 30, 2002 and its Form 10-K for the year ended December 31, 2001. Copies of these filings may be obtained by contacting the Company or the SEC.

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